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                          SONOMA FINANCIAL CORPORATION
                        390 South Eight Street, 2nd Floor
                              West Dundee, IL 60118



VIA HAND DELIVERY

October 16, 2000

Mr. D. Desmond Paden
2600 South Roosevelt Road
Apt. 101A
Key West By the Sea, FL

         RE: SHC Corp. (f/k/a Victormaxx Technologies, Inc.) (the "Company") Resignation Issues
              Our File:  SHC1

Dear Mr. Paden:

The Company has authorized us to memorialize the terms and conditions you and the Company have agreed to in connection with your resignation from the Company. Upon your resignation as an officer, director, employee and any other authority you may have on behalf of the Company, no later than Monday, October 16, 2000, the Company agrees to the following:

1. STOCK OPTIONS. The Company hereby grants you an option (the "Option"), subject to certain terms and conditions, to purchase up to 12 million (12,000,000) shares of Common Stock of the Company at an exercise price of $0.03 per Share. The Option may only be exercised after the stock has traded for $0.20 per day for at least 20 consecutive days and will expire December 31, 2010. The Option will expire on August 31, 2005 if it has not been exercised by you. The parties acknowledge that the Board of Directors of the Company approved the issuance of the Option on Thursday, October 12, 2000 and based the Option price of $0.04, less a discount for restricted shares. The Option will be evidenced by an option agreement mutually acceptable to the parties.

2. SHARE ISSUANCES. The Company will issue an aggregate of Five Hundred Thousand (500,000) shares of Common Stock of the Company pursuant to the instructions outlined in a letter dated April 18, 2000 from the Company to the Company's counsel, Kwiatt & Ruben, Ltd. Such stock will carry a restrictive legend.

3. COMPENSATION. In consideration for work you have performed on behalf of the Company, the Company will issue to you, subject to certain terms and conditions outlined below, one million (1,000,000) share of Common Stock of the Company (the "Compensation Shares").

4. FRANCHISE RIGHTS. The Company intends on establishing a franchise system and selling franchises. In the event that the Company establishes such a franchise system the Company shall assign to Midwest Investor Group of Illinois 10 franchises The Company makes no representation whether or not the Company will be franchised or when it intends on being franchised. Your rights to

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this benefit will expire by December 31, 2002, in the event you have not executed a franchise agreement nor opened any locations.

5. COMPANY CAR. The Company agrees to allow you the continued use of your Company car. The Company shall continue to make payments to the lien holder of the car and upon receiving its title shall assign the Jeep to you at no additional cost.

6. LOAN GUARANTEE. The Company hereby agrees to grant you an option to purchase up to 5 million shares of Common Stock of the Company (the "Brickyard Bank Option") upon your personal guarantee of $200,000.00 in connection with the Company's loan with Brickyard Bank, as amended, modified or extended (the "Brickyard Loan"). The exercise price of the Brickyard Bank Option shall be equal to the closing price of the Common Stock of the Company on the close of trading on the day immediately prior to the issuance of the Brickyard Bank Option. The Brickyard Bank Option will be evidenced by an option agreement mutually acceptable to the parties.

7. TERMS AND CONDITIONS. You acknowledge that the Company currently does not have enough authorized and unissued shares available in its charter to grant the Option, Compensation Shares or Brickyard Bank Option. Therefore, you further acknowledge that Company's ability to grant the Option, Compensation Shares and Brickyard Bank Option and your right to these benefits is contingent upon the Company increasing the number of authorized shares of the Company and that shareholder approval is required in order to increase the number of authorized shares. The Company makes no representation whether or not it will receive the requisite authority from its shareholders to increase the number of authorized shares. You further acknowledge that all of the shares of Commons Stock of the Company that are being issued to you, or your designee, in the Option, Compensation Shares and Brickyard Bank Option, will be restricted. All certificates evidencing such shares will contain a restrictive legend.


If you are agreement with the above terms and conditions in connection with your resignation from the Company, please execute a copy of this letter where indicated and return the same to me via facsimile.

If you have any questions, please do not hesitate to contact me.


                                    Very truly yours,

                                    /s/ Terrence L. Donati
                                    -----------------------------
                                    Terrence L. Donati, President

I, the undersigned, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that Terrence L. Donati is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person, and acknowledged that he signed, sealed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth, including the release and waiver of the right of homestead.

Given under my hand and official seal, this 16th day of October, 2000

Commission expires 8/2?/2004                   Illegible
                                      --------------------------------------
                                               Notary Public

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ACCEPTED AND AGREED TO THIS                          APPROVED:
______ DAY OF OCTOBER, 2000                          Independent Director:

/s/ D. Desmond Paden                                 /s/ Philip E. Ruben
-----------------------------                        --------------------------
D. Desmond Paden                                     Philip E. Ruben.